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Exhibit 10.6

[Health Net Letterhead]

October 13, 2002

Mr. Jay Gellert
21650 Oxnard Street
Woodland Hills, CA 91367

Dear Jay:

        Reference is made to your current employment letter agreement with Health Net, Inc. (the "Company") dated August 22, 1997 (as amended by a letter agreement dated as of March 2, 2000) (collectively, the "Current Letter Agreement").

        The purpose of this letter is to amend the severance payment and related provisions contained in the Current Letter Agreement as follows:

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  Your annual base salary shall be increased to $850,000 (effective as of August 12, 2002).

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  Your target bonus opportunity under the Company's MIP/162(m) Plan shall be increased to 125% of your annual base salary, with a maximum bonus opportunity of 200% of your annual base salary.

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  If during a two-year period following a "change-of-control" transaction you are terminated by the Company or voluntarily resign for "good reason" (each as defined in the Current Letter Agreement), you will be entitled to a $6 million severance payment.

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  If you are terminated by the Company for a reason other than cause at any time, you will be entitled to a $6 million severance payment.

        All other terms and conditions of the Current Letter Agreement not amended above shall remain in full force and effect.

        Please countersign this letter agreement in the space provided below which will evidence our agreement to the foregoing.

Very truly yours,
/s/ THOMAS BOUCHARD J. Thomas Bouchard Chairman, Compensation and Stock Option Committee

Accepted and Agreed to by:

/s/ JAY GELLERT Jay M. Gellert

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  Exhibit 10.6